                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             PIERCING PAGODA, INC.
                                       AT

                              $21.50 NET PER SHARE
                                       BY

                            JEWELRY EXPANSION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                ZALE CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, SEPTEMBER 19, 2000, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMPANY COMMON STOCK"), OF PIERCING PAGODA, INC., A DELAWARE CORPORATION (THE "COMPANY"), THAT WOULD CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE BY JEWELRY EXPANSION CORP., A DELAWARE CORPORATION ("PURCHASER"), AND AN INDIRECT WHOLLY OWNED SUBSIDIARY OF ZALE CORPORATION ("PARENT"), AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ "SECTION 14. CERTAIN CONDITIONS OF THE OFFER."

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DECLARED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND ARE ADVISABLE AND FAIR TO THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, AND (3) RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

                            ------------------------

                                   IMPORTANT

    Any stockholder of the Company desiring to tender all or any portion of his or her Shares (as defined herein) should either (1) complete and sign the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing any tendered shares and any other required documents, to the Depositary (as defined herein) or tender such shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder of the Company who desires to tender Shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

    Questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.

August 22, 2000

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SUMMARY OF THE OFFER.........................................................   (i)
INTRODUCTION.................................................................    1
THE TENDER OFFER.............................................................    4
  Section 1.   Terms of the Offer; Expiration Date...........................    4
  Section 2.   Acceptance for Payment and Payment for Shares.................    5
  Section 3.   Procedures for Accepting the Offer and Tendering Shares.......    6
  Section 4.   Withdrawal Rights.............................................    9
  Section 5.   Certain United States Federal Income Tax Consequences.........   10
  Section 6.   Price Range of Shares; Dividends..............................   11
  Section 7.   Certain Information Concerning the Company....................   11
  Section 8.   Certain Information Concerning Purchaser and Parent...........   13
  Section 9.   Financing of the Offer and the Merger.........................   14
  Section 10.  Background of the Offer and the Merger........................   14
  Section 11.  Purpose of the Offer and the Merger...........................   27
  Section 12.  Dividends and Distributions...................................   29
  Section 13.  Possible Effects of the Offer on the Market for the Shares,
               Exchange Listing and Exchange Act Registration, Margin
               Regulations...................................................   29
  Section 14.  Certain Conditions of the Offer...............................   30
  Section 15.  Certain Regulatory and Legal Matters..........................   31
  Section 16.  Fees and Expenses.............................................   33
  Section 17.  Miscellaneous.................................................   34
  Schedule I.  Information Concerning Directors and Executive Officers of
               Parent and Purchaser

                              SUMMARY OF THE OFFER

     This summary of the offer highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

- WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Jewelry Expansion Corp. We are a Delaware corporation formed for the purpose of making this offer. We are an indirect wholly owned subsidiary of Zale Corporation, a Delaware corporation. Please see the "Introduction" and "Section 8. Certain Information Concerning Purchaser and Parent" of this Offer to Purchase.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

     We are offering to purchase all of the outstanding shares of common stock, $0.01 par value per share, of Piercing Pagoda, Inc. Please see the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $21.50 per share, net to you, in cash and without interest.

     If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any such charges will apply. Please see the "Introduction."

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     We are not obligated to purchase any shares unless at least a majority of the outstanding shares, including any shares which may be acquired upon the exercise of outstanding employee stock options, are validly tendered and not withdrawn prior to the expiration of the offer. In addition, we are not obligated to purchase any shares unless and until we receive U.S. federal antitrust clearance for the transaction.

     Please see "Section 1. Terms of the Offer; Expiration Date" and "Section
14. Certain Conditions of the Offer" of this Offer to Purchase, which set forth in full the conditions to the offer.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will obtain all necessary funds to purchase all of the outstanding shares of the Company's common stock from Parent or one of Parent's other subsidiaries. Parent and its subsidiaries will provide such funds from existing resources. Please see "Section 9. Financing of the Offer and the Merger."

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because: (1) the offer is being made for all outstanding shares, (2) the offer is solely for cash, (3) the offer is not subject to any financing condition, and (4) if we are successful with our offer, we will acquire all of the remaining shares of the Company.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     The offer will expire at 12:00 Midnight, New York City time, on September 19, 2000, unless we extend the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure that is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

- CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied. In addition, we have agreed to extend the offer, at the request of the Company, from time to time until the earlier of completion of the offer or December 31, 2000, provided that the Merger Agreement has not been terminated and the conditions to the offer, as set forth in "Section 14. Certain Conditions of the Offer" have not been satisfied, and are not incapable of being satisfied. Please see "Section 1. Terms of the Offer; Expiration Date" of this Offer to Purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer & Trust Company, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. Please see "Section 1. Terms of the Offer; Expiration Date" of this Offer to Purchase.

- HOW DO I TENDER MY SHARES?

     To tender your shares in the offer, you must:

     - complete and sign the accompanying Letter of Transmittal (or a facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates and any other required documents, to American Stock Transfer, the Depositary;

     - tender your shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase; or

     - if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to American Stock Transfer, the Depositary, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, unless we have previously accepted them pursuant to the offer, you may also withdraw them at any time after October 20, 2000. Please see "Section 4. Withdrawal Rights" of this Offer to Purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to American Stock Transfer, the Depositary, while you still have the right to withdraw such shares. If you tendered shares by giving instructions to a broker or nominee, you must instruct the broker or nominee to arrange for the withdrawal of your shares. Please see "Section 4. Withdrawal Rights" of this Offer to Purchase.

- WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of the Company has unanimously declared that the offer and merger are in the best interests of the Company and its stockholders, approved the offer, the merger and the Merger Agreement, and has recommended acceptance of the offer and approval and adoption of the Merger Agreement by the stockholders of the Company.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE COMPANY'S SHARES ARE NOT TENDERED?

     If we accept for payment and pay for at least a majority of the outstanding shares of the Company, we will be merged with and into the Company. If that merger occurs, the Company will become an indirect wholly owned subsidiary of Parent, and each share that remains outstanding (other than any shares held by Parent or the Company, or any of their subsidiaries, or held by stockholders seeking appraisal for their shares) will be converted automatically into the right to receive $21.50 net per share in cash.

- IF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     No. If the merger occurs, the Company will no longer be publicly owned. Even if the merger does not occur, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be listed on the Nasdaq National Market System, there may not be a public trading market for the shares, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. Please see "Section 13. Possible Effects of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration, Margin Regulations" of this Offer to Purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your shares in the offer, just at a later date.

     If you decide not to tender your shares in the offer and the merger does not occur, and if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be listed on the Nasdaq National Market System, there may not be a public trading market for the shares, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. Please see "Section 13. Possible Effects of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration, Margin Regulations" of this Offer to Purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On August 10, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market System was $16.00 per share. On August 21, 2000, the last full trading day before we commenced our offer, the last reported closing price per share reported on the Nasdaq National Market System was $21.25 per share. We encourage you to obtain a recent quotation for shares of the Company's common stock in deciding whether to tender your shares. See "Section 7. Certain Information Concerning the Company" of this Offer to Purchase.

- WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

     If you have any questions about the offer, you should call:

     Our Information Agent:

                               MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
             Bank and Brokerage Firms, Please Call: (800) 662-5200
                   Shareholders, Please Call: (800) 566-9061

     Our Dealer Manager:

                              MERRILL LYNCH & CO.
                          Four World Financial Center
                            New York, New York 10080
                         (212) 236-3790 (Call Collect)

To the Holders of Common Stock of the Company:

                                  INTRODUCTION

     Purchaser hereby offers to purchase all of the shares of Common Stock of the Company that are issued and outstanding (the "Shares"), for $21.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Please read "Section 8. Certain Information Concerning Purchaser and Parent" for additional information concerning Purchaser and Parent.

     Tendering stockholders who are record owners of their shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Nonetheless, any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain United States Federal Income Tax Consequences." Purchaser or Parent shall pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary"), Morrow & Co., Inc. (the "Information Agent") and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DECLARED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND ARE ADVISABLE AND FAIR TO THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, AND (3) RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

     ING Barings LLC ("Investment Bank") has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date thereof, the consideration to be received by the holders of Shares in connection with the Offer and the Merger is fair to them from a financial point of view. A copy of the written opinion of Investment Bank is contained in the Company's Solicitation/Recommendation Statement on Schedule l4D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") and is being mailed to you concurrently herewith. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY THE INVESTMENT BANK.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 11, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result, the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Company or any subsidiary of Parent or the Company and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law, if any) shall be converted automatically into the right to receive $21.50 in cash, or any higher price that may be paid per Share in the Offer, without interest. Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section 11. Purpose of the Offer and the Merger." The Merger Agreement is more fully described in "Section 10. Background of the Offer and the Merger." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the right to receive cash in the Merger, as the case may be, are described in "Section 5. Certain United States Federal Income Tax Consequences."

     Simultaneously with the execution of the Merger Agreement, Parent and Purchaser have entered into a Tender and Voting Agreement with Mr. Richard H. Penske, and certain other directors, executive officers and stockholders of the Company (the "Tender and Voting Agreement"), pursuant to which they have agreed, among other things, to (i) tender all of the Shares owned by them in the Offer,
(ii) vote all of the Shares owned by them in favor of the Merger, against any action that would result in a material breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement, against any extraordinary corporate transaction, against a change in a majority of the Company's board of directors, against any action, agreement or transaction that would materially delay or impair the ability of the Company to consummate the transactions provided for in the Merger Agreement or any Alternative Acquisition Proposal (as defined in the Merger Agreement) and (iii) grant an irrevocable proxy to Parent and Purchaser, or a nominee thereof to vote and act (by written consent or otherwise) with respect to all of the Shares owned by them at any meeting of the stockholders of the Company or by written consent in lieu of any such meetings with regard to any matter covered in (ii). See "Section 10. Background of the Offer and the Merger."

     The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to use its reasonable best efforts to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, please see "Section 10. Background of the Offer and the Merger." Under Delaware Law, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder. See "Section 10. Background of the Offer and the Merger" and "Section 11. Purpose of the Offer and the Merger; Plans for the Company."

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement without the necessity of a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer and the Merger."

     The Company has advised Purchaser that as of August 11, 2000, 8,941,239 Shares were issued and outstanding, 934,423 Shares were subject to outstanding stock options and 254,150 Shares were held in the treasury of the Company. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 4,937,832 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without the necessity of calling a meeting of the Company's stockholders or requiring a vote of the Company's stockholders, if Purchaser acquired 8,047,116 Shares.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "Section 11. Purpose of the Offer and the Merger."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including any terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights." "Expiration Date" means 12:00 Midnight, New York City time, on September 19, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition and the Antitrust Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement (which provides that the Minimum Condition may not be waived), Purchaser expressly reserves the right to waive any such conditions in whole or in part, in its sole discretion, and also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, change the form of consideration payable in the Offer, add to or change the conditions to the Offer as set forth in "Section 14. Certain Conditions to the Offer," waive the Minimum Condition, or modify or amend any other condition to the Offer in any manner that is materially adverse to the holders of Shares.

     The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer in increments of not more than 10 business days each, if at the then scheduled expiration date any of the conditions to Purchaser's obligation to purchase Shares are not satisfied, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission, or the staff thereof, applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     In addition, Purchaser may make available a "subsequent offering period" within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A subsequent offering period is an additional period of time from three business days to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares. During a subsequent offering period, Purchaser will promptly pay for all Shares tendered at the same price paid in the Offer.

     Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-l(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer).

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules l4d-4(c), l4d-6(d) and l4e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), l4d-6(d) and l4e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly after expiration of the Offer in compliance with Rule 14e-1(c) promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 15. Certain Regulatory and Legal Matters."

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section
3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-

Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     On August 18, 2000, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the statutory waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on September 2, 2000, unless extended by the FTC and the Antitrust Division. The FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance with such a request. Thereafter, the waiting period may only be extended by court order or with the consent of Parent. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See "Section 15. Certain Regulatory and Legal Matters."

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to the tendering holders of Shares, Purchaser's obligation to make such payment shall be satisfied, and tendering holders of Shares must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     PURCHASER RESERVES THE RIGHT TO TRANSFER OR ASSIGN, IN WHOLE OR FROM TIME TO TIME IN PART, TO ONE OR MORE OF ITS AFFILIATES, THE RIGHT TO PURCHASE ALL OR ANY PORTION OF THE SHARES TENDERED PURSUANT TO THE OFFER, BUT ANY SUCH TRANSFER OR ASSIGNMENT WILL NOT RELIEVE PURCHASER OF ITS OBLIGATIONS UNDER THE OFFER AND WILL IN NO WAY PREJUDICE THE RIGHTS OF TENDERING STOCKHOLDERS TO RECEIVE PAYMENT FOR SHARES VALIDLY TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (1) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule l7Ad-l5 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (c) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING, WITHOUT LIMITATION, TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

SECTION 4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 20, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule l4e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Notwithstanding the foregoing, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

SECTION 5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Transaction Consideration (as defined in the Merger Agreement) or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED HEREIN TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF OTHER FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Transaction Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual stockholders generally will be subject to tax on the net amount of such gain at a maximum rate of 20% provided such stockholder's holding period for the Shares exceeds 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on the Nasdaq National Market System ("Nasdaq") under the symbol "PGDA." The following table sets forth, for the quarters indicated, the high and low sales prices of the Shares on Nasdaq:

                                                               HIGH      LOW
                                                              ------    ------
Fiscal 1999 (Ended March 31):
  First Quarter.............................................  $25.67    $20.83
  Second Quarter............................................   24.30     11.06
  Third Quarter.............................................   16.13      8.50
  Fourth Quarter............................................   11.06      8.88
Fiscal 2000 (Ended March 31):
  First Quarter.............................................  $13.75    $ 8.81
  Second Quarter............................................   16.75     12.75
  Third Quarter.............................................   15.13      8.13
  Fourth Quarter............................................   13.88     11.50
Fiscal 2001 (Ending March 31):
  First Quarter.............................................  $15.00    $12.50
  Second Quarter (through August 21)........................   21.31     14.13

---------------
Source: The Company's Annual Report on Form 10-K for the fiscal year ended March
        31, 2000, filed with the Commission on June 23, 2000, other than fiscal year 2001 data; fiscal year 2001 data from Nasdaq.

     On August 10, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share, as reported on Nasdaq, was $16.00. On August 21, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share, as reported on the Nasdaq, was $21.25.

     The Company has not paid any dividends since the beginning of its fiscal year ended March 31, 1996. Pursuant to the Merger Agreement, the Company is not permitted to declare, set aside or pay any dividend or distribution on any shares, or redeem or otherwise acquire any shares of capital stock of the Company without the consent of Parent.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     GENERAL. The Company is the largest retailer of gold jewelry through kiosk stores in the United States. At March 31, 2000, the Company operated 940 stores in 44 states and Puerto Rico, including 907 kiosk stores and 33 in-line stores. The Company offers an extensive selection of popular-priced 14 karat and 10 karat gold chains, bracelets, earrings, charms and rings, as well as a selection of silver jewelry, all in basic styles at everyday low prices. The Company's stores are generally located in high traffic concourses of regional shopping malls and are primarily operated under the names Piercing Pagoda, Plumb Gold and Silver & Gold Connection.

     CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance (the "Projections"). The Company does not, in the ordinary course, publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

     The Projections reflect estimated total sales for the year ending March 31, 2001 which range from $294,466,000 to $300,000,000; reflect estimated total cost of sales for the year ending March 31, 2001 which range from $150,950,000 to $152,895,000; reflect estimated operating income for the year ending March 31, 2001 which range from $30,116,000 to $31,173,000; and reflect estimated net income, after taxes, for the year ending March 31, 2001 which range from $15,942,000 to $16,447,000. The Projections also include quarterly estimates for the year ending March 31, 2001 which generally aggregate to the estimates reflected for the year ending March 31, 2001 presented above. In addition, the Projections reflect estimated total sales of $330,000,000 for the year ending March 31, 2002; reflect estimated total cost of sales of $164,340,000 for the year ending March 31, 2002; reflect estimated operating income of $40,920,000 for the year ending March 31, 2002; and reflect estimated net income, after taxes, of $22,518,000 for the year ending March 31, 2002. None of Parent, Purchaser or any of their affiliates or representatives had any role in the preparation of the Projections, and Purchaser therefore has no basis for determining their reliability.

     CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO THE PROJECTIONS, CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY". WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS WERE NOT PREPARED BY THE COMPANY IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS THAT MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, EACH OF WHICH IS DIFFICULT TO PREDICT, AND ARE, IN MOST INSTANCES, BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE YEARS ENDING MARCH 31, 2001 AND MARCH 31, 2002 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE.

     The Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to these Projections and accordingly assume no responsibility for these Projections. These Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION EITHER BY PARENT, PURCHASER OR THE COMPANY OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL INFORMATION

OF THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY, OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

     AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission. The phone number of the Commission is (202) 942-8088.

SECTION 8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     GENERAL. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 and its telephone number is (972) 580-4000. Purchaser is an indirect wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is the largest specialty retailer of fine jewelry in North America. At July 31, 2000, Parent operated approximately 1,390 retail jewelry stores located primarily in shopping malls throughout the United States, Canada and Puerto Rico. Parent operates under four brand names: Zales Jewelers(R), Gordon's Jewelers(R), Bailey Banks & Biddle Fine Jewelers(R), and Peoples Jewellers(R). Zales Jewelers provides traditional, moderately priced jewelry to a broad range of customers. Gordon's Jewelers offers contemporary merchandise targeted to regional preferences at somewhat higher price points than Zales Jewelers. Bailey Banks & Biddle Fine Jewelers operates upscale jewelry stores which are considered among the finest jewelry stores in their markets. Under the Zales Jewelers brand name, at July 31, 2000, the Company also operated 68 Zales Outlet stores in 28 states and offered online shopping at http://www.zales.com. Parent acquired substantially all of the assets of Peoples Jewellers Corporation, a Canadian company, effective May 23, 1999. Peoples Jewellers offers traditional moderately priced jewelry to customers across Canada. Parent is incorporated in Delaware. Its principal executive offices are located at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003, its telephone number at that address is (972) 580-4000, and its internet address is http://www.zalecorp.com.

     AVAILABLE INFORMATION. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. You may inspect or copy these reports, proxy statements and other information at the Commission's public reference facility and they should also be available for inspection in the same manner as set forth with respect to the Company in "Section 7. Certain Information Concerning the Company."

     OTHER INFORMATION. The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. Please see "Section 10. Background of the Offer and the Merger."

     Except as provided in the Merger Agreement and the Tender and Voting Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the past two years, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

SECTION 9. FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $202 million. Purchaser will obtain all of such funds from Parent or its affiliates. Parent and its affiliates will provide such funds from existing resources.

SECTION 10. BACKGROUND OF THE OFFER AND THE MERGER.

BACKGROUND OF THE OFFER

     Prior to April 1, 2000, Mr. Robert J. DiNicola, Parent's Chairman, and Richard H. Penske, the Company's Chairman, periodically discussed general business conditions and opportunities, including the potential acquisition of the Company by Parent. These discussions were informal and did not reach any material level of detail.

     On March 28, 2000, Parent and the Company entered into the Mutual Nondisclosure Agreement (as defined herein), pursuant to which the parties agreed to provide, among other things, for the confidential treatment of their discussions and the exchange of certain confidential information.

     On April 1, 2000, Mr. DiNicola, Beryl Raff, Parent's Chief Executive Officer, and Alan Shor, Parent's Chief Operating Officer, met with Mr. Penske, John Eureyecko, the Company's President, and Alan Hoefer, a board member of the Company, to discuss a possible acquisition of the Company by Parent. These discussions were at a general level, and the Company's representatives provided a presentation on the Company's business to the Parent's representatives. Further discussions regarding business conditions and the benefits of a strategic combination ensued. The Company also provided to Parent general information concerning the Company's operations.

     On various occasions between April 1, 2000 and April 28, 2000, Mr. Eureyecko spoke with Mr. Shor and Sue Gove, Parent's Chief Financial Officer, concerning the Company's operations and financial results. During this time, Mr. Eureyecko sent to Parent additional background materials describing the Company's business.

     On May 1, 2000, a conference call was held among Mr. DiNicola and Mr. Shor of Parent and Mr. Penske and Mr. Eureyecko of the Company. The discussion continued earlier talks of a possible acquisition, and also included a discussion on the price per share that Parent was prepared to propose. At that time, the Company responded with an acquisition range of between $26 and $28 per share.

     On May 3, 2000, Mr. DiNicola spoke with Mr. Penske and Mr. Eureyecko and indicated that Parent was prepared to offer a per share price of between $18 and $20. Mr. Penske responded by stating that Parent's range was unacceptable, but that the Company would consider a per share offer of greater than $25.

     On May 16, 2000, Mr. DiNicola, Mr. Shor, Mrs. Raff, and Mrs. Gove met with Mr. Penske and Mr. Eureyecko concerning the ongoing discussions to acquire the Company. At that meeting, additional information was provided to the Company, and discussions took place concerning current business conditions and the synergies of a combined business. The Company proposed an acquisition price of between $23 and $24.50 per share. Parent responded with a purchase price range of between $21 and $23 per share. No agreement was reached.

     On May 20, 2000, further discussions were held between Mr. Shor and Mr. Eureyecko concerning the price Parent was prepared to offer for the purchase of the Company. Mr. Shor indicated that Parent was prepared to offer $21 per share for the Company, subject to satisfactory completion of due diligence and negotiation of a definitive merger agreement. At that time, Mr. Eureyecko advised Mr. Shor that the Company would retain ING Barings as its financial advisor.

     On May 25, 2000, Mr. Shor and Mr. Eureyecko continued to discuss purchase price. At that time, Mr. Shor again indicated that Parent was prepared to offer $21 per share, to which Mr. Eureyecko responded that he did not believe the price adequately reflected the Company's value. In response, Mr. Eureyecko proposed a $23 per share acquisition price.

     On May 30, 2000, Mr. Eureyecko and David Harris, a Managing Director of ING Barings, contacted Mr. Shor regarding the continued negotiations on price and commencement of due diligence. Mr. Shor maintained Parent's proposed offer price of $21 per share for the purchase of the Company and expressed the need to reach tentative agreement on price prior to beginning due diligence.

     On various occasions between June 1 and June 15, 2000, Mr. Shor, Mr. Eureyecko and Mr. Harris continued to negotiate the acquisition price for the Company. No agreement was reached on the issue of price.

     On June 26, 2000, Mr. Shor had a telephone conference with Mr. Harris regarding the purchase price for the Company. Mr. Shor maintained a proposed offer price of $21 per share, and Mr. Harris responded that the Company's Board did not believe that to be an adequate offer.

     On July 2, 2000, Mr. DiNicola spoke with Mr. Penske, and proposed a purchase price of $21.875 per share, subject to satisfactory completion of due diligence and negotiation of a definitive agreement. Mr. Penske indicated that $21.875 per Share might be acceptable to the Company's Board of Directors, subject to other terms being worked out.

     On July 7, 2000, Parent and the Company entered into the Letter Agreement (as defined herein), pursuant to which the parties agreed to make no public announcements regarding their negotiations, and pursuant to which the Company agreed that until August 15, 2000, it would not solicit, cooperate, facilitate, encourage, or enter into an agreement with another party regarding the sale of a substantial portion of the stock or assets of the Company. Also on July 7, 2000, outside legal counsel for the Company delivered a draft of the Merger Agreement to Parent's outside legal counsel. From July 7, 2000 through August 10, 2000, the parties, together with their respective outside legal counsel, conducted negotiations with respect to the Merger Agreement and the Tender and Voting Agreement.

     In addition, on July 11, 2000, representatives of Parent commenced due diligence at the Company's offices in Bethlehem, Pennsylvania. Subsequently, representatives of Parent's outside legal counsel and independent auditors joined the due diligence review process.

     Throughout Parent's due diligence review of the Company, Parent and the Company continued to negotiate the purchase price for the Company, as well as other terms of the Merger Agreement and the Tender and Voting Agreement. On August 10, 2000 Parent and the Purchaser reached agreement on a price of $21.50 per share and continued to negotiate the terms of the Merger Agreement and the Tender and Voting Agreement.

     On August 10, 2000, both the Company's and Parent's Boards of Directors met and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     On August 11, 2000, Parent, Purchaser and the Company executed and delivered the Merger Agreement and issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby. On August 22, 2000, the Purchaser commenced the Offer.

THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which has been filed as an exhibit to the tender offer statement on Schedule TO (the "Schedule TO") filed with the Commission by Purchaser and Parent in connection with the Offer and is incorporated by reference. The Merger Agreement may be examined and copies may be obtained at the places set forth in "Section
7. Certain Information Concerning the Company" or downloaded for free at the Commission's website at http://www.sec.gov. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Antitrust Condition and certain other conditions that are described in "Section 14. Certain Conditions of the Offer" hereof. Purchaser and Parent have agreed that no change in the Offer may be made that decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of the consideration payable in the Offer, alters or changes the conditions to the Offer as set forth in "Section 14. Certain Conditions of the Offer," waives the Minimum Condition or modifies or amends any other condition to the Offer in any manner that is materially adverse to the holders of Shares.

     THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares owned by Parent, the Company, or any subsidiary of Parent or the Company, and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be converted automatically into the right to receive the Transaction Consideration.

     Pursuant to the Merger Agreement, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

     Subject to the Merger Agreement, at the Effective Time the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Bylaws of Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation.

     STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company, acting through its Board, shall, if required by Delaware Law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following expiration or termination of the Offer at which the Merger Agreement shall be submitted to the Company's stockholders for the purpose of acting on the Merger Agreement (the "Stockholders' Meeting"). If the Minimum Condition is satisfied and Purchaser acquires in the Offer at least a majority of the outstanding Shares, Purchaser shall have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     PROXY STATEMENT. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by Delaware Law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares at the earliest practicable time. The Company has agreed to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and shall use all reasonable efforts deemed necessary and advisable to secure the vote from its stockholders required under applicable law, the Company's Restated Certificate of Incorporation and the Company's By-Laws for approval of the Merger Agreement. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as practicable after such acquisition, without a meeting of the Company's stockholders.

     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to such time at which the directors of the Company affiliated with or designated by Parent constitute a majority of the Company's Board of Directors (the "Board Transition Date"), the Company and its subsidiaries will each conduct its operations according to its ordinary course of business, in a manner consistent with past practice. The Merger Agreement provides that except as contemplated therein, neither the Company nor any of its subsidiaries will, prior to the Board Transition Date, without the prior written consent of Parent:

          (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of the Company (other than shares of the Company Common Stock that may be issued pursuant to the Company's Employee Stock Purchase Plan in connection with amounts withheld on or before August 4, 2000) or its subsidiaries, or securities convertible into or exchangeable for any such shares, or any options, warrants, calls, subscriptions or other rights to acquire any such shares or other convertible or exchangeable securities, other than such issuance of Shares pursuant to the exercise of Options outstanding on the date of the Merger Agreement, or (ii) any other securities in respect of, in lieu of or in substitution for, Shares outstanding on the date of the Merger Agreement;

          (b) purchase, repurchase, redeem or otherwise acquire, or propose to purchase, repurchase, redeem or otherwise acquire, any outstanding shares of capital stock of the Company;

          (c) declare, set aside or pay any dividend or distribution on any Shares, or redeem or otherwise acquire any shares of capital stock of the Company;

          (d) propose or adopt any amendments to its Restated Certificate of Incorporation or By-Laws;

          (e) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any material assets of the Company or any subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (f) reclassify, combine, split, subdivide any of its capital stock;

          (g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than pending acquisitions or minority investments, in each case publicly announced prior to the date of the Merger Agreement, or, with respect to the acquisition of assets, in the ordinary course of business consistent with past practice;

          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and in a manner consistent with past practice;

          (i) authorize, or make any commitment with respect to (i) any capital expenditures in excess of $250,000 in the aggregate per month, (ii) any single capital expenditure which is in excess of $50,000 or (iii) any single capital project that is reasonably likely to cost $75,000 or more in the aggregate for the Company and the subsidiaries taken as a whole, (iv) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned subsidiary, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (i);

          (j) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any subsidiary who are not directors or Executive Officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any subsidiary, or establish, adopt, enter into or amend any collective bargaining, plan or agreement or Company Benefit Plan for the benefit of any director, officer or employee;

          (k) take any action, other than actions in the ordinary course of business and consistent with past practice or as required by law, with respect to accounting policies or procedures;

          (l) make any tax election or settle or compromise any United States federal, state, local or other non-United States income tax liability, except in the ordinary course of business and in a manner consistent with past practice;

          (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet for the year ended March 31, 2000 or subsequently incurred in the ordinary course of business and consistent with past practice;

          (n) amend, modify or consent to the termination of any Material Contract of the Company, or amend, waive, modify or consent to the termination of the Company's or any subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

          (o) commence or settle any material litigation, suit, claim, action, proceeding or investigation;

          (p) (i) grant, confer or award any option, warrant, securities convertible into or exercisable for securities having the right to vote or any call, subscription or other right or agreement to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Benefit Plan (except as otherwise specifically required by the terms of such unexercisable options or as otherwise set forth in the Merger Agreement), (ii) accelerate or waive any or all of the goals, restrictions or conditions imposed under, or
     (iii) issue, sell, grant or award any shares of capital stock or any right to acquire shares of capital stock under any Company Benefit Plan other than pursuant to the exercise of outstanding options; or

          (q) agree in writing or otherwise to take any of the foregoing actions.

     COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions within its power reasonably necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board,
(ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, the Company has agreed to use its reasonable best efforts to ensure that all of the members of the Board and each committee of the Board and such boards and committees of the Company's subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company shall remain members of the Board and of such boards and committees until the Effective Time.

     The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser, employees of the Company or any of its subsidiaries nor otherwise affiliated with Purchaser.

     ACCESS TO INFORMATION. Pursuant to the Merger Agreement, upon reasonable prior notice to the Company, the Company will give Parent and its authorized representatives reasonable access during normal business hours to the plants, offices, warehouses and other facilities and to the books and records of it and its subsidiaries, will permit Parent to make such reasonable inspections during normal business hours as it may reasonably request and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request; provided, however, that all such access and inspections shall be coordinated by Parent with a designee of the Company and shall be conducted in such manner so as not to unduly interfere with the normal business operations of the Company or any of its subsidiaries. All such information received by Parent and its representatives is subject to the Mutual Non-Disclosure Agreement dated as of March 28, 2000 between Parent and the Company (the "Non-Disclosure Agreement").

     NO SOLICITATION OF TRANSACTIONS. The Company has agreed that neither it nor any of its subsidiaries shall (and shall direct all of their respective officers, directors, agents or affiliates, including any investment banker, attorney, or accountant retained by the Company or its subsidiaries not to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) including initiating, soliciting or encouraging any inquiries or the making or implementation of any Alternative Acquisition (as defined in the Merger Agreement), (ii) provide any information with respect to the Company or afford access to the properties, books or records of the Company to any person, other than Parent, relating to a possible Alternative Acquisition by any person, other than Parent, or otherwise facilitate or assist the making of any proposal or offer relating to an Alternative Acquisition (iii) enter into an agreement with any person, other than Parent, contemplating or providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Parent. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer the Company may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board after consultation with outside counsel, in response to an unsolicited bona fide written proposal for an Alternative Acquisition ("Alternative Acquisition Proposal") that was made by a person whom the Board determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of consummating a Superior Company Proposal (as defined below), (i) furnish information with respect to the Company to the person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement no less restrictive than the terms of the Mutual Non-Disclosure Agreement, and (ii) participate in discussions and negotiations with such person or group and its representatives regarding the Alternative Acquisition Proposal; provided, that, at least one (1) business day prior to taking such actions, the Company shall provide Parent with written notice of its right to take such action and the identity of the person making the Alternative Acquisition Proposal.

     A "Superior Company Proposal" means any bona fide, written proposal not solicited, initiated or encouraged in violation of the foregoing, made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, (i) on terms which a majority of the disinterested directors of the Company determines, after consultation with its outside counsel and an independent financial advisor, in its good faith judgment to represent superior value, from a financial point of view for the holders of Shares than the Offer and the Merger, taking into account at the time of such determination all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the Merger Agreement, the Offer and the Merger) and (ii) that is reasonably likely to be consummated without undue delay, taking into account all financial, regulatory, legal and other aspects of such proposal.

     The Company has also agreed that neither the Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger, or
(ii) approve any letter of intent, agreement in principal, acquisition agreement or similar agreement relating to any Alternative Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board receives a Superior Company Proposal and a majority of the disinterested directors of the Company determine in good faith, after consultation with outside counsel, that it is required to do so in order to comply with their fiduciary obligations, the Board may withdraw its approval or recommendation of the Offer, the Merger and the Merger Agreement, and may approve or recommend the Superior Company Proposal.

     Subject to the fiduciary obligations of the directors of the Company, the Company shall, and shall cause its directors, officers, employees, agents and representatives to, cease immediately and cause to be terminated all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal.

     Nothing contained in the section of the Merger Agreement relating to the non-solicitation of transactions by the Company shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if the Board determines in good faith, after having received advice from outside legal counsel, that such action is required under applicable law.

     EMPLOYEE STOCK OPTIONS. The Merger Agreement also provides that, immediately prior to the Effective Time, all outstanding options to purchase Shares granted by the Company (whether or not presently exercisable) (each, a "Company Stock Option"), will be entitled to receive at the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Transaction Consideration over (y) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time. The Company and Parent have each agreed, to the extent required, to use their reasonable best efforts to obtain the consent of each holder of Company Stock Options to the foregoing treatment of such Company Stock Options.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE. The Merger Agreement further provides that for a period of six years from the Effective Time (and until the disposition of any claims made during, and remaining outstanding at the end of such six year period) all rights to indemnification existing in favor, and all limitations on the personal liability of the directors, officers, employees, agents or trustees of the Company or any of its subsidiaries provided for in the Company's Restated Certificate of Incorporation or Bylaws will continue in full force and effect. The Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (plus local counsel, if applicable) to represent them with respect to any single action at the expense of the indemnifying person unless there is, under applicable standards of professional conduct, a material conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm. Any such legal counsel shall be reasonably satisfactory to the indemnifying person, and the indemnifying person shall pay the reasonable legal fees and expenses of such legal counsel.

     The Merger Agreement also provides that the Surviving Corporation shall maintain in effect for six years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company, or may substitute therefor policies that are not materially less favorable, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be $103,000 per annum in the aggregate).

     Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving

Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnification obligations.

     REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto will (i) promptly effect all necessary filings under the HSR Act and use its reasonable best efforts to secure all government clearances (including by taking all reasonable steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority), and (ii) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. In particular, Parent and the Company will use their respective reasonable efforts to obtain all other consents, authorizations, orders and approvals required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the Merger or the other transactions contemplated by the Merger Agreement, other than consents, authorizations, orders, approvals and waivers the failure to obtain which would not (A) be material to the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (B) have a Material Adverse Effect (as defined below). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action, including, without limitation, providing for the sale or other disposition or the holding separate (through the establishment of a trust or otherwise) of particular assets or categories of assets, or businesses, of the Company or any of its subsidiaries.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, absence of undisclosed liabilities, absence of litigation, property and leases, employee benefit plans, labor matters, compliance with law, intellectual property, taxes, insurance, material contracts, environmental matters and brokers.

     Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means any adverse change in financial condition, assets, liabilities, business, or results of operations of the Company and its subsidiaries which is material to the Company and its subsidiaries taken as a whole or the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, excluding any changes relating to general economic or conditions affecting at any time the Company or any of its subsidiaries of the industry or industries in which any of them operate.

     CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) if and to the extent required by Delaware Law, the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

          (b) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

          (c) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger;

          (d) there is no order or injunction of a United States federal or state court of competent jurisdiction in effect precluding consummation of the Merger;

          (e) Purchaser shall have purchased Shares validly tendered and not withdrawn pursuant to the Offer.

     TERMINATION. The Merger Agreement provides that it may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by Parent if an occurrence or circumstance (except where Parent's or Purchaser's failure to fulfill any of their respective obligations under the Merger Agreement is the cause of or resulted in such occurrence or circumstance or except where there has been a material breach of any material representation or warranty on the part of Parent or Purchaser which has not been cured) has rendered the conditions of the Offer, as set forth in "Section 14. Certain Conditions of the Offer" incapable of being satisfied, provided that Purchaser shall have failed to commence the Offer or the Offer shall have been terminated or shall have expired without Purchaser having purchased any Shares pursuant to the Offer;

          (c) by either Parent or the Company if any court of competent jurisdiction or other Governmental Authority within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by Parent prior to the purchase of Shares pursuant to the Offer, if:

             (i) Purchaser discovers that any representation or warranty made by the Company in the Merger Agreement is untrue at the time such representation or warranty was made or will not be true and correct as of the date of consummation of the Offer, except where the failure to be so true and correct would not have a Material Adverse Effect, provided that if any such failure to be so true and correct is capable of being cured prior to December 31, 2000 (the "Final Date"), then Parent and Purchaser may not terminate the Merger Agreement under this paragraph
        (d) until the Final Date;

             (ii) if there has been a breach of any covenant or agreement by the Company under the Merger Agreement resulting in a Material Adverse Effect which is not be capable of being cured prior to the Final Date;

             (iii) the Board of Directors or any committee thereof fails to recommend approval and adoption of the Merger Agreement and the Merger or withdraws or amends or modifies in a manner adverse to Parent and Purchaser its recommendation or approval, or makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition or has resolved to do any of the foregoing; or

             (iv) there have not been validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares, on a fully diluted basis, and on or prior to such date a person shall have made a written Alternative Acquisition Proposal to the Company and not withdrawn such proposal;

          (e) by the Company, if:

             (i) the Company discovers that any representation or warranty made by Parent or Purchaser in the Merger Agreement is untrue at the time such representation or warranty was made or will not be true as of the date of consummation of the Offer, except where the failure to be so true and correct would not materially adversely affect (or materially delay) the consummation of the Offer or the Merger, provided that if any such failure to be so true is capable of being cured prior to the Final Date, then the Company may not terminate the Merger Agreement until the Final Date and unless at such time the matter has not been cured;

             (ii) there has been a material breach of any covenant or agreement in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or the Merger which is not be capable of being cured prior to the Final Date; or

             (iii) such termination is necessary to allow the Company to enter into an agreement with respect to an Alternative Acquisition Proposal in compliance with the Merger Agreement (provided that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent in full the fee and expense reimbursement described in the Merger Agreement); or

          (f) by the Company if there has not been a material breach of any representation, warranty, covenant or agreement by the Company which has not been cured and (i) Purchaser failed to commence the Offer within the time required by the Merger Agreement, (ii) the Offer has been terminated or has expired without the Purchaser having purchased any Shares pursuant to the Offer, or (iii) Purchaser has failed to pay for Shares pursuant to the Offer prior to the Final Date.

     EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement shall become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination. The Non-Disclosure Agreement shall survive any termination of the Merger Agreement.

     FEES. The Merger Agreement provides that in the event that (i) if Parent or Purchaser shall have terminated the Merger Agreement pursuant to the provisions of (d)(i), (d)(ii), or (d)(iii) above, or the Company shall have terminated the Merger Agreement pursuant to the provisions of (e)(iii) above, then the Company shall promptly reimburse Parent for all documented out-of-pocket expenses of Parent and its subsidiaries, up to an amount of $1,000,000 incurred in connection with the transactions contemplated by the Merger Agreement. In addition, if Parent or Purchaser shall have terminated the Merger Agreement pursuant to the provisions of (d)(iii) above or the Company shall have terminated the Merger Agreement pursuant to the provisions of
(e)(iii) above, then in any such case the Company shall, (i) in the event of any such termination by Parent or Purchaser within one business day after the date of such termination, or (ii) in the event of any such termination by the Company, prior to such termination and as a condition to the effectiveness of such termination, pay Parent a termination fee of $5,000,000. However, if the Company shall have terminated the Merger Agreement pursuant to the provisions of
(e)(i), (e)(ii) or (f)(i) above, then Parent shall promptly reimburse the Company for all out-of-pocket expenses of Company and its subsidiaries, up to an amount of $1,000,000, incurred in connection with the transactions contemplated by the Merger Agreement. Notwithstanding any other provision of the Merger Agreement, no fee or expense reimbursement shall be paid to any party who shall be in material breach of its obligations hereunder.

THE TENDER AND VOTING AGREEMENT

     The following is a summary of certain provisions of the Tender and Voting Agreement, dated as of August 11, 2000 among Parent, Purchaser, and Mr. Richard
H. Penske and certain directors, executive officers and stockholders of the Company (the "Tender and Voting Agreement"). This summary is qualified in its entirety by reference to the Tender and Voting Agreement, which has been filed as an exhibit to the Schedule TO filed with the Commission by Purchaser and Parent in connection with the Offer and is incorporated by reference. The Tender and Voting Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning the Company" or downloaded for free at the Commission's website at http://www.sec.gov.

     TENDER OF SHARES.  Mr. Penske, John F. Eureyecko, Barry R. Clauser, Sharon
J. Zondag, Gilbert P. Hollander, Brandon R. Lehman, Alan R. Hoefer, Mark A. Randol, Patrick Capital, FLP, and various trusts established for the benefit of Richard H. Penske, Patricia L. Penske, Victoria L. Penske, Crislyn A. Penske and
R. Stephen Penske (the "Stockholders") have agreed to tender all of their Shares in the Offer, and not to withdraw such Shares from the Offer unless the Offer is terminated.

     VOTING AGREEMENT. Each Stockholder further agreed that until the termination of the Tender and Voting Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, he will appoint Parent and Purchaser or a nominee nominee of Parent and Purchaser as his proxy to vote his Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger; and (ii) against any action, transaction or agreement that would result in a material breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement. In addition, except as otherwise agreed to in writing by Parent, (i) against any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) a change in a majority of board of directors of the Company; (iv) a change in capitalization of the Company or an amendment to the Company's Restated Certificate of Incorporation or By-Laws; (v) any material change in the Company's corporate structure or business; or (vi) any action that would materially delay or impair the ability of the Company to consummate the transitions provided for in the Merger Agreement.

     IRREVOCABLE PROXY. Pursuant to the Tender and Voting Agreement, each Stockholder irrevocably appointed Parent and each of its officers as such Stockholder's attorney, agent and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to his Shares at any meeting of stockholders of the Company or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the paragraph above.

     Pursuant to the Tender and Voting Agreement, each Stockholder agreed to revoke all other proxies and powers of attorney with respect to his Shares, and agreed that no subsequent proxy or power of attorney will be given or written consent executed (and if given or executed, shall not be effective) by him with respect thereto.

     NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder further agreed that, except as contemplated by the Tender and Voting Agreement, he will not (i) sell, offer for sale, transfer, tender, pledge, assign, hypothecate or otherwise dispose of, grant a proxy or powers of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any liens of any nature whatsoever with respect to, any of his Shares, (ii) other than as contemplated by the Tender and Voting Agreement, take any action that would make any representation or warranty of him untrue or incorrect in any material respect or have the effect of preventing or disabling him from performing his material obligations, or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

     NO SOLICITATION OF TRANSACTIONS. Subject to his fiduciary duties and obligations as an officer or director of the Company, each Stockholder has agreed that until the date of termination of the Merger Agreement, he will not, directly or indirectly, solicit, initiate, facilitate, including by furnishing any information to any person, or encourage the submission of any Alternative Acquisition Proposal or any proposal that may reasonably be expected to lead to an Alternative Acquisition Proposal.

     TERMINATION. A Stockholder's obligation under the Tender and Voting Agreement will terminate upon the purchase of all Shares beneficially owned by such Stockholder pursuant to the Offer, or on the earlier to occur of (i) the effective time of the Merger or (ii) the termination of the Merger Agreement.

THE RESTRICTIVE COVENANT AGREEMENT

     The following is a summary of certain provisions of the Restrictive Covenant Agreement, dated August 11, 2000, among Parent, the Company and Richard
H. Penske (the "Restrictive Covenant Agreement"). This summary is qualified in its entirety by reference to the Restrictive Covenant Agreement, which has been filed as an exhibit to the Schedule TO filed with the Commission by Purchaser and Parent in connection with the Offer and is incorporated herein by reference. The Restrictive Covenant Agreement may be examined and copies may be obtained at the places set forth in "Section
7. Certain Information Concerning the Company" or downloaded for free at the Commission's website at http://www.sec.gov.

     NONCOMPETITION. Pursuant to the Restrictive Covenant Agreement, Mr. Penske has agreed that, during the five year period following the purchase of Shares in the Offer by Purchaser, he will not, without the prior consent of Parent, enter into or take any action in furtherance of a Competitive Position (as defined in the Restrictive Covenant Agreement) within North America. However, under the Restrictive Covenant Agreement, Mr. Penske will be permitted to open one retail jewelry store after a period of three years from the date of the Restrictive Covenant Agreement.

     NONSOLICITATION. The Restrictive Covenant Agreement also provides that during the five year period following the purchase of Shares in the Offer by Purchaser, Mr. Penske will not, without the prior written consent of Parent, either directly or indirectly, for or on behalf of any Competing Business (as defined in the Restrictive Covenant Agreement) solicit, entice or induce any customer, supplier or distributor of the Company (or any actively sought prospective customer, supplier or distributor of the Company) with whom or with which Mr. Penske had direct contact prior to August 11, 2000. In addition, Mr. Penske has agreed that during the five year period following the purchase of Shares in the Offer by Purchaser, he will not, without the prior written consent of Parent, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any key or material employee, consultant, contractor or other personnel of Parent or the Company to terminate, alter or lessen that party's affiliation with Parent or the Company or to violate the terms of any agreement or understanding between the employee, consultant, contractor or other person and Parent or the Company.

     CONFIDENTIALITY. The Restrictive Covenant Agreement also provides that Mr. Penske will not, without the prior written consent of Parent, distribute, sell, market, publish, disclose, transfer, assign, disseminate or otherwise communicate to any other person or entity, or use, copy or appropriate for or on behalf of himself or any other person or entity, (i) any Confidential Information (as defined in the Restrictive Covenant Agreement) for a period of five years from the date of the purchase of Shares in the Offer by Purchaser, or
(ii) any Trade Secret (as defined in the Merger Agreement) at any time during which such information constitutes a trade secret under applicable law.

THE MUTUAL NON-DISCLOSURE AGREEMENT AND THE LETTER AGREEMENT

     The following is a summary of certain provisions of The Mutual Non-Disclosure Agreement, dated March 28, 2000, between the Company and Parent (the "Non-Disclosure Agreement") and the Letter Agreement, dated July 7, 2000, among the Company, Parent and Richard H. Penske (the "Letter Agreement"). This summary is qualified in its entirety by reference to the Non-Disclosure Agreement and the Letter Agreement, which have been filed as exhibits to the Schedule TO filed by Purchaser and Parent in connection with the Offer and are incorporated by reference. The Non-Disclosure Agreement and Letter Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning the Company" or downloaded for free at the Commission's website at http://www.sec.gov.

     Effective as of March 28, 2000, Parent and the Company entered into the Non-Disclosure Agreement, pursuant to which the parties agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information.

     Effective as of July 7, 2000, Parent and the Company entered into the Letter Agreement, pursuant to which each party agreed to make no public announcements regarding their discussions in connection with the Offer and the Merger. In addition, the Company agreed that until August 15, 2000, it would not, and would not authorize or permit its officers, directors, employees, representatives, advisors or agents to (i) enter into any discussions with, or solicit offers from or enter into an agreement for the sale of a substantial portion of the stock or assets of the Company, (ii) cooperate, facilitate or encourage any such transaction, or (iii) agree to consummate any such transaction. The terms of the Letter Agreement terminated upon execution of the Merger Agreement.

EMPLOYMENT AND RELATED AGREEMENTS

     The Company currently does not have any employment agreements with its executive officers.

     Under the Merger Agreement, Parent has agreed to provide retention and severance benefits to current employees of the Company consistent with Parent's severance plan and retention policies. Based upon an employee's length of service to the Company and depending upon the employee's employment classification, the minimum severance received will be two weeks of pay and the maximum will be nine months of pay. Generally executive officers of the Company at the level of senior vice president or above (excluding Messrs. Penske and Eureyecko, who are not entitled to retention or severance except as described in the following paragraph) would be eligible for severance equal to one month of pay per year of service, with a minimum of three months and a maximum of nine months. The amounts of severance payments for which Mr. Hollander, Mr. Clauser and Ms. Zondag, the three executive officers at the highest classification, would be eligible under the Merger Agreement are $45,000, $127,500, and $127,500, respectively. The amounts of retention payments for which Mr. Hollander, Mr. Clauser and Ms. Zondag would be eligible under the Merger Agreement are $45,000, $42,500 and $42,500, respectively. In addition to the foregoing, Parent has agreed to provide an aggregate of $500,000 as additional severance to be allocated to various employees prior to the closing of the contemplated transactions as mutually agreed by Parent and the Company.

     Parent and the Company have an oral understanding with John F. Eureyecko, the Company's current President and Chief Operating Officer, that the Company will enter into an employment agreement with Mr. Eureyecko. Under such agreement, Mr. Eureyecko would be employed at his current annual salary through September 30, 2001. Mr. Eureyecko may also be entitled to an annual bonus contingent on meeting certain financial objectives established for the Company. Under the agreement, Mr. Eureyecko would receive, in a lump sum payment, twice the amount of his annual salary, in the event he is terminated without cause or required to relocate or at the end of the natural expiration of the employment agreement. Parent and Company anticipate that the agreement will include customary non-competition and non-solicitation provisions that would extend two years after Mr. Eureyecko's employment terminates.

SECTION 11. PURPOSE OF THE OFFER AND THE MERGER.

     PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously declared that the Offer and the Merger are in the best interests of the Company and its stockholders, and are advisable and fair to the stockholders of the Company, has approved the Offer, the Merger, and the Merger Agreement, and has recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the stockholders of the Company. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law as described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the Shares. Accordingly, if the Minimum Condition is satisfied and Shares are purchased in the Offer, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following expiration or termination of the Offer at which the Merger Agreement shall be submitted to the Company's stockholders for the purpose of acting on the Merger Agreement, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer and the Merger." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     SHORT FORM MERGER. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement, at the request of Parent or Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     APPRAISAL RIGHTS. Parent and the Purchaser do not believe that appraisal rights are available in connection with the Offer. Notwithstanding the foregoing, if the Merger is consummated, stockholders who have not tendered their Shares may have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Chancery Court and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Transaction Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Investment Bank's) are not necessarily opinions as to "fair value" under Delaware Law.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

     GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule l3e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule l3e-3 will not be applicable to the Merger. Rule l3e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     PLANS FOR THE COMPANY. It is expected that following the Merger, Parent will continue to evaluate the business and operations of the Company and will take such actions as it deems appropriate under circumstances then existing. Parent will continue to seek additional information about the Company and employ consultants to aid it in its evaluation during the pendency of the Offer and after consummation of the Offer. Thereafter, Parent intends to review such information as part of a comprehensive review of the

Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses, including, but not limited to, aligning the Company's businesses with the businesses within Parent. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company (other than shares of Common Stock that may be issued pursuant to the Company's Employee Stock Purchase Plan in connection with amounts withheld on or before August 4, 2000) or its subsidiaries, or securities convertible into or exchangeable for any such shares, or any options, warrants, calls, subscriptions or other rights to acquire any such shares or other convertible or exchangeable securities, other than such issuance of Shares pursuant to the exercise of Options outstanding on the date hereof, or (B) any other securities in respect of, in lieu of or in substitution for, Shares outstanding on the date hereof, (ii) purchase, repurchase, redeem or otherwise acquire, or propose to purchase, repurchase, redeem or otherwise acquire, any outstanding shares of capital stock of the Company, or (iii) declare, set aside or pay any dividend or distribution on any Shares, or redeem or otherwise acquire any shares of capital stock of the Company. See "Section 10. Background of the Offer and the Merger."

SECTION 13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE
            LISTING AND EXCHANGE ACT REGISTRATION, MARGIN REGULATIONS.

POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES.

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer and the Merger.

     NASDAQ LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market System, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) minus liabilities) of at least $4,000,000 and have a minimum bid price of $1, of (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. Parent currently intends to cause the Company to delist the Shares from the Nasdaq National Market System as soon as reasonably practicable after consummation of the Offer and the Merger. If the Nasdaq National Market System were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Transaction Consideration.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule l3e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer and the Merger as the requirements for termination of registration are met.

     MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) or if any of the following conditions shall exist:

          (a) there shall be instituted or pending any suit, action or proceeding by any Governmental Authority (as defined in the Merger Agreement) which seeks to (i) restrain or prohibit the making or consummation of the Offer or the Merger or (ii) restrain or prohibit the performance of the Merger Agreement; (iii) restrain or prohibit Parent's ownership of all or any portion of the business and assets of the Company and its subsidiaries, or to compel Parent or its affiliates to dispose of or hold separate all or any portion of the business or assets of the Company; or (iv) impose or confirm any limitation on the ability of Parent or Purchaser or any affiliate of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders;

          (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any of the transactions contemplated by the Merger Agreement, by any United States or non United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act and in the other countries where a merger filing was necessary or advisable, to the Offer or the Merger, that is reasonably likely to result, directly or indirectly in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above;

          (c) (i) any representation or warranty made by the Company in the Merger Agreement that is qualified as to Material Adverse Effect is untrue at the time such representation or warranty was made or shall not be true and correct as of the date of consummation of the Offer (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) or (ii) any representations or warranties made by the Company in the Merger Agreement that are not so qualified as to Material Adverse Effect shall not be true or correct in all respects as of the date of consummation of the Offer (except for those representations and warranties made as of a particular date which need only be true and correct as of such date), unless the failure of all such representations and warranties in this clause (ii) to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (d) there shall have been a breach in any material respect by the Company (which breach has not been cured in all material respects) of any of its covenants or agreements contained in the Merger Agreement, except for any such breaches or failures to perform that would not have a Material Adverse Effect;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) the Company's Board of Directors or any committee thereof will have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or will have recommended to the Company's stockholders any Alternative Acquisition Proposal or will have adopted any resolution to effect any of the foregoing which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance or payment;

          (g) any Person (other than Parent or any of its subsidiaries) acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 25% of the outstanding voting securities of the Company or is granted by the Company or any stockholder of the Company that is a party to the Tender and Voting Agreement any option or right to acquire at least 15% of such voting securities (as used herein, "Person" shall include any corporation, individual, partnership, limited liability company, trust, other entity or group (as defined in the Exchange Act), other than Parent or any of its affiliates (as defined in the Exchange
     Act));

          (h) Since the date of the Merger Agreement, any change shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect; or

          (i) there shall be in effect a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to applicable law and the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 15. CERTAIN REGULATORY AND LEGAL MATTERS.

     GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer.

Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Regulatory and Legal Matters." See "Section 14. Certain Conditions and the Offer."

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of five years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On August 10, 2000, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved and adopted the Merger Agreement, determined and declared that each of the Offer and the Merger are fair and advisable to, and in the best interest of, the stockholders of the Company. In addition, the Board approved the Tender and Voting Agreement and determined that Section 203 would not be applicable to Parent and Purchaser in connection with the Tender and Voting Agreement. Accordingly, Section 203 is inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the

Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

     Pursuant to the HSR Act, on August 18, 2000, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on September 2, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer shall be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 2. Acceptance for Payment and Payment for Shares" and "Section 14. Certain Conditions of the Offer."

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Certain Conditions to the Offer."

SECTION 16. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Merrill Lynch is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay Merrill Lynch reasonable and customary compensation for such services. Parent has also agreed to indemnify Merrill Lynch against liabilities under the federal securities laws.

     Purchaser and Parent have retained Morrow & Co, Inc., as the Information Agent, and American Stock Transfer and Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Morrow & Co. will be paid reasonable and customary fees for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

SECTION 17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          Jewelry Expansion Corp.

Dated: August 22, 2000

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

                                   SCHEDULE I

     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. The individuals listed below as directors of Parent also serve as directors of Zale Delaware, Inc., a direct wholly owned subsidiary of Parent and the sole shareholder of Purchaser. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The principal address of Parent and, unless indicated below, the current business address for each individual listed below is 901 West Walnut Hill Lane, Irving, Texas 75038.

DIRECTORS

ROBERT J. DINICOLA      Mr. DiNicola has served as Chairman of the Board of
                        Parent since April 18, 1994. He also served as Chief
                        Executive Officer of the Parent from April 18, 1994 until September 7, 1999.

BERYL B. RAFF           Ms. Raff was appointed Chief Executive Officer and a
                        member of Parent's Board of Directors on September 7,
                        1999, while retaining her position as President of Parent. From July 15, 1998 to September 7, 1999, Ms.
                        Raff served as President and Chief Operating Officer.
                        From July 1997 to July 1998, she served as Executive
                        Vice President and Chief Operating Officer. From
                        November 1994 to July 1997, she served as President of Zales Jewelers.

GLEN ADAMS              Mr. Adams has served as a director of Parent since July
                        21, 1993. From August 1990 to August 1996, Mr. Adams served as Chairman, President and Chief Executive
                        Officer of Southmark Corporation, Dallas, Texas, a real estate financing and syndication firm.

A. DAVID BROWN          Mr. Brown joined the board as a director of Parent on
                        March 4, 1997. Mr. Brown became Managing Partner for the
                        New York office of Pendleton James Associates as of May
                        15, 1997. Prior to joining Pendleton James Associates,
                        Mr. Brown served as Vice President of the Worldwide
                        Retail/ Fashion Specialty Practice at Korn/Ferry
                        International, 1800 Century Park East, Suite 900, Los
                        Angeles, California 90067, from June 1, 1994 to May 14,
                        1997. Mr. Brown is a director of The Sports Authority and Selective Insurance Group, Inc. Mr. Brown also serves as a trustee for Drew University. Mr. Brown's principal business address is 200 Park Avenue, New York,
                        New York 10001.

PETER P. COPSES         Mr. Copses served from September 9, 1993 to September 9,
                        1996 as a director of Parent and returned to serve on the Board on February 4, 1997. Since 1990, Mr. Copses has been a principal of Apollo Advisors, L.P., which, together with certain affiliates, acts as the managing general partner of Apollo Investment Fund, L.P., AIF II,
                        L.P., Apollo Investment Fund III, L.P., and Apollo
                        Investment Fund IV, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as a financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Copses is a director of Mariner-Post
                        Acute Network, Inc., Rent-A-Center, Inc., and Prandium,
                        Inc. Mr. Copses present business address is 1999 Avenue of the Stars, Los Angeles, California 90067.

RICHARD C. MARCUS       Mr. Marcus has served as a director of Parent since July
                        21, 1993. Mr. Marcus is a private investor and cofounder of InterSolve Group, a management services firm, which was established in 1991. Since Janu-ary 1997, Mr. Marcus has served as an advisor to Peter
                        J. Solomon Company, a New York investment banking firm.
                        From December 1994 through December 1995, Mr. Marcus served as CEO of the Plaid Clothing Group, and as a director of that company from December 1994 through December 1996. In July 1995, Plaid Clothing Group filed a petition of reorganization under Chapter 11 of the U.S. Bankruptcy Code and was subsequently sold to Hartmarx in December 1996. Mr. Marcus is a director of Michaels Stores Inc. and Fashionmall.com. Mr. Marcus's present business address is 767 Fifth Avenue, 26th
                        Floor, New York, New York 10153.

CHARLES H. PISTOR, JR.  Mr. Pistor joined the board as a director of Parent on
                        June 24, 1997. Mr. Pistor is the former Vice Chair of Southern Methodist University, and has served as Chief Executive Officer of Republic BankDallas, and president of the American Bankers Association. Mr. Pistor currently serves as a director on the boards of Fortune Brands, AMR and American Airlines and Centex Corporation.

ANDREW H. TISCH         Mr. Tisch has served as a director of Parent since July
                        21, 1993. Mr. Tisch has been Chairman of the Executive
                        Committee of Loews Corporation since January 1, 1999.
                        Mr. Tisch is Chairman of the Board of Directors of Bulova Corporation. Mr. Tisch currently serves as a director of Loews Corporation, Bulova Corporation and
                        Canary Wharf, Ltd. Mr. Tisch's present principal business address is 667 Madison Avenue, New York, New
                        York 10021.

EXECUTIVE OFFICERS

ALAN P. SHOR            Mr. Shor was named Executive Vice President and Chief
                        Operating Officer of Parent on September 15, 1999. From
                        November 17, 1997 to September 15, 1999, Mr. Shor served as Executive Vice President, Chief Logistics Officer,
                        Secretary and General Counsel of Parent. From May 1997 to November 1997, Mr. Shor served as Executive Vice
                        President and Chief Administrative Officer, General
                        Counsel and Secretary of Parent. From June 1995 to May
                        1997, Mr. Shor served as Senior Vice President, General
                        Counsel and Secretary of Parent.

SUE E. GOVE             Ms. Gove was appointed Executive Vice President and
                        Chief Financial Officer of Parent on July 15, 1998. From
                        December 1997 to July 1998, she served as Group Vice
                        President and Chief Financial Officer of Parent. From
                        January 1996 to December 1997, she served as Senior Vice
                        President, Corporate Planning and Analysis of Parent.
                        From September 1996 through June 1997, Ms. Gove also served as Senior Vice President and Treasurer, overseeing Investor Relations and Treasury, Tax and
                        Control functions. Ms. Gove joined Parent in 1980 and served in numerous assignments until her appointment to Vice President in 1989.

MARY L. FORTE           Ms. Forte was appointed Executive Vice President and
                        Chief Administrative Officer on January 13, 1998. From
                        July 1994 to January 1998, Ms. Forte served as President of Gordon Jewelers.

     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The principal address of Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 901 West Walnut Hill Lane, Irving, Texas 75038. Each person listed is also a director of Purchaser.

ALAN P. SHOR            Mr. Shor was named Executive Vice President and Chief
                        Operating Officer of Parent on September 15, 1999. From
                        November 17, 1997 to September 15, 1999, Mr. Shor served as Executive Vice President, Chief Logistics Officer,
                        Secretary and General Counsel of Parent. From May 1997 to November 1997, Mr. Shor served as Executive Vice
                        President and Chief Administrative Officer, General
                        Counsel and Secretary of Parent. From June 1995 to May
                        1997, Mr. Shor served as Senior Vice President, General
                        Counsel and Secretary of Parent.

BERYL B. RAFF           Ms. Raff was appointed Chief Executive Officer and a
                        member of Parent's Board of Directors on September 7,
                        1999, while retaining her position as President of Parent. From July 15, 1998 to September 7, 1999, Ms.
                        Raff served as President and Chief Operating Officer.
                        From July 1997 to July 1998, she served as Executive
                        Vice President and Chief Operating Officer. From
                        November 1994 to July 1997, she served as President of Zales Jewelers.

SUE E. GOVE             Ms. Gove was appointed Executive Vice President and
                        Chief Financial Officer of Parent on July 15, 1998. From
                        December 1997 to July 1998, she served as Group Vice
                        President and Chief Financial Officer of Parent. From
                        January 1996 to December 1997, she served as Senior Vice
                        President, Corporate Planning and Analysis of Parent.
                        From September 1996 through June 1997, Ms. Gove also served as Senior Vice President and Treasurer, overseeing Investor Relations and Treasury, Tax and
                        Control functions. Ms. Gove joined Parent in 1980 and served in numerous assignments until her appointment to Vice President in 1989.

MARY L. FORTE           Ms. Forte was appointed Executive Vice President and
                        Chief Administrative Officer on January 13, 1998. From
                        July 1994 to January 1998, Ms. Forte served as President of Gordon Jewelers.

SUSAN S. LANIGAN        Ms. Lanigan presently serves as Senior Vice President,
                        General Counsel and Secretary of Parent. From November
                        1999 to August 2000 Ms. Lanigan served as Vice
                        President, General Counsel and Secretary of Parent. Ms.
                        Lanigan served as Vice President and General Counsel of
                        Parent from August 1999 to November 1999. From August
                        1998 to August 1999, Ms. Lanigan served as Vice
                        President and Associate General Counsel of Parent. Mrs.
                        Lanigan served as Director and Associate General Counsel of Parent from January 1996 to August 1998.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at the address set forth below:

                        The Depositary For The Offer Is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                      By Mail, Hand or Overnight Delivery:

                           40 Wall Street, 46th Floor
                            New York, New York 10005

                            Facsimile Transmissions:

                        (For Eligible Institutions Only)
                                 (718) 234-5001

                          Confirm Receipt Of Facsimile
                                  By Telephone
                                 (718) 921-8200

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MORROW & CO., INC. LOGO]
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                   Shareholders, Please Call: (800) 566-9061

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                          Four World Financial Center
                            New York, New York 10080
                         (212) 236-3790 (Call Collect)